UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 19, 2021

comScore, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33520	54-1955550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11950 Democracy Drive
Suite 600
Reston, Virginia 20190
(Address of principal executive offices, including zip code)
(703) 438–2000
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	SCOR	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
CFO Appointment
On October 19, 2021, the Board of Directors of comScore, Inc. (the "Company") appointed Jonathan Carpenter, 45, as Chief Financial Officer ("CFO") and Treasurer of the Company, effective November 29, 2021. Mr. Carpenter has served as CFO of Publishers Clearing House, a direct marketing and media company, since June 2016. Prior to Publishers Clearing House, he served in divisional CFO roles for Nielsen Company, Sears Holdings and NBC Universal. He began his career with General Electric in the GE Financial Management Program. Mr. Carpenter holds a B.A. in economics from the University of Vermont.
Upon joining the Company, Mr. Carpenter will be paid a base salary of $515,000 per year and will be eligible to participate in the Company's short-term incentive program beginning in 2022, with a target short-term incentive equal to 100% of his base salary. Beginning in 2023, he will be eligible to participate in the Company's long-term incentive program on terms commensurate with other senior executives of the Company, subject to approval by the Board of Directors. He will also be eligible for the Company's standard benefits programs.
Mr. Carpenter will receive a one-time cash signing bonus of $300,000 on February 15, 2022, which bonus must be repaid if his employment is terminated by the Company for cause or if he voluntarily resigns without good reason (each as defined in the Severance Agreement described below) prior to November 29, 2022. Mr. Carpenter will also receive a one-time grant of $1,600,000 in restricted stock units ("RSUs"), which will vest as to one-third on each of the first three anniversaries of his start date, generally subject to continued service through each vesting date. Vested RSUs will be deferred until the earlier of Mr. Carpenter's separation from service or a change in control of the Company. In addition to the separation benefits described below, if Mr. Carpenter's employment is terminated by the Company without cause or if he resigns for good reason, in either case prior to a change in control, a portion of the RSU grant equal to 15 months of vesting (or the remaining term, if shorter) will vest upon termination. This RSU grant is expected to qualify as an "inducement award," available solely for new employees under limited circumstances, within the meaning of Nasdaq Listing Rule 5635(c)(4).
Mr. Carpenter will be eligible for separation benefits as set forth in a Severance Agreement and a Change of Control Agreement with the Company (the "Termination Agreements"). Each of the Termination Agreements has a two-year initial term with automatic one-year renewals thereafter. The Termination Agreements provide that if Mr. Carpenter's employment is terminated by the Company without cause or if he resigns for good reason (each as defined in the Termination Agreements), then, subject to compliance with certain post-employment covenants and execution and non-revocation of a release of claims in favor of the Company, he would be eligible to receive (i) payment of all accrued but unpaid vacation, expense reimbursements, wages and other benefits due under the Company's plans, policies and arrangements; (ii) reimbursement of COBRA premiums (or an equivalent cash distribution if his severance period exceeds the permitted COBRA participation period) for his severance period; and (iii) the following salary and short-term incentive payments, depending on the time of termination or resignation:

Time of Termination or Resignation	Benefit
Prior to a change in control
Salary: Continuing cash payments at a rate equal to his base salary then in effect, for 15 months following termination, to be paid periodically in accordance with the Company's normal payroll policies.

Short-Term Incentive Benefit: A lump sum cash payment equal to the product of multiplying (A) the full-year short-term incentive award he would have earned had he remained employed through the end of the calendar year of his termination, based on the degree of satisfaction of the applicable performance objectives, by (B) a fraction, the numerator of which is the total number of days that have elapsed during the calendar year through the date of termination and the denominator of which is the total number of days in such calendar year.

On or within 12 months after a change in control
Salary: A lump sum cash payment (less applicable withholding taxes) equal to 15 months of his base salary in effect immediately prior to his termination date or, if greater, at the level in effect immediately prior to the change in control.

Short-Term Incentive Benefit: A lump sum cash payment equal to the product of multiplying (A) an amount equal to the greater of (1) his target short-term incentive award for the calendar year of his termination and (2) the full-year short-term incentive award he would have earned had he remained employed through the end of the calendar year of his termination, based on the degree of satisfaction of the applicable performance objectives, to the extent determinable, by (B) a fraction, the numerator of which is the total number of days that have elapsed during the calendar year through the date of termination and the denominator of which is the total number of days in such calendar year.

Further, if Mr. Carpenter is terminated without cause or resigns for good reason on or within 12 months after a change in control, his Change of Control Agreement provides that his then-outstanding and unvested equity awards would be subject to the following treatment:

Type of Award	Benefit
Equity awards not subject to performance goals	Such awards would vest in full.

Equity awards subject to performance goals	Such awards would vest as to the greater of (A) the target number of shares subject to the award or (B) if at least 50% of the performance period has elapsed, the number of shares that would have been earned through the end of the performance period based on the degree of satisfaction of the applicable performance objectives.
In the event the payments or benefits under the Termination Agreements (i) would constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code and (ii) would subject Mr. Carpenter to the excise tax imposed by Section 4999 of the Code, Mr. Carpenter would receive such payment as would entitle him to receive the greatest after-tax benefit.
The foregoing description of the Termination Agreements does not purport to be complete and is qualified in its entirety by reference to the Termination Agreements, copies of which are filed herewith as Exhibit 10.1 and Exhibit 10.2 and are incorporated herein by reference.
Mr. Carpenter is expected to enter into the Company's standard form of indemnification agreement (the "Indemnification Agreement"). Pursuant to the Indemnification Agreement, the Company will agree to indemnify Mr. Carpenter against certain liabilities that may arise by reason of his status or service as CFO and Treasurer and to advancement of his expenses incurred as a result of any proceeding as to which he may be indemnified. The Indemnification Agreement is intended to provide indemnification rights to the fullest extent permitted under applicable law and is in addition to any other rights Mr. Carpenter may have under the Company's amended and restated certificate of incorporation, bylaws and applicable law.
There are no family relationships between Mr. Carpenter and any director or executive officer of the Company, or any person nominated or chosen by the Company to become a director or executive officer. There are no arrangements or understandings between Mr. Carpenter and any other persons pursuant to which he was selected as CFO and Treasurer.
As described above, Mr. Carpenter has served as CFO of Publishers Clearing House, which is a customer of the Company. In 2020 and the first nine months of 2021, the Company recognized revenue of approximately $0.2 million from transactions with Publishers Clearing House in the normal course of business.
Interim Designation
On October 19, 2021, the Company's Board of Directors designated William Livek, the Company's current Chief Executive Officer and Executive Vice Chairman, to serve as the Company's interim principal financial officer until Mr. Carpenter's start date on November 29, 2021. Mr. Livek will not receive any additional compensation or benefits in connection with this interim designation. There are no family relationships between Mr. Livek and any director or executive officer of the Company, or any person nominated or chosen by the Company to become a director or executive officer. There are no arrangements or understandings between Mr. Livek and any other persons pursuant to which he was designated as interim principal financial officer. Information regarding Mr. Livek's business experience, positions with the Company and related transactions was previously disclosed in the Company's Proxy Statement for its 2021 annual meeting of stockholders, as filed with the Securities and Exchange Commission on April 29, 2021, and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.
On October 25, 2021, the Company issued a press release announcing Mr. Carpenter's appointment as CFO. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.
The information in this Item 7.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Severance Agreement, effective as of November 29, 2021, by and between the Company and Jonathan Carpenter

10.2	Change of Control Agreement, effective as of November 29, 2021, by and between the Company and Jonathan Carpenter

99.1	Press release dated October 25, 2021

101.INS	XBRL Instance Document - the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

101.SCH	Inline XBRL Taxonomy Extension Schema Document.

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104	Cover Page Interactive Data File - the cover page iXBRL tags are embedded within the Inline XBRL document

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

comScore, Inc.

By:	/s/ William P. Livek
William P. Livek
Chief Executive Officer and Executive Vice Chairman
Date: October 25, 2021